EX-99.(14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of American Beacon Funds of our report dated August 27, 2026, relating to the financial statements and financial highlights of American Beacon TwentyFour Strategic Income Fund, which appear in American Beacon Funds’ Certified Shareholder Report on Form N-CSR for the year ended June 30, 2026. We also consent to the references to us under the headings “Questions and Answers”, “Other Service Providers”, “Financial Highlights”, “Appendix D: Financial Highlights”, and “Appendix A: Form of Agreement and Plan of Reorganization and Termination” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 9, 2026